EXHIBIT 99.2

Contact:
Patriot Bank, N.A.	Kenneth T. Neilson	Neil M. McDonnell
900 Bedford Street	President & CEO	EVP & CFO
Stamford, CT 06901	203-252-5962	203-252-5938
www.BankPatriot.com

Patriot National Bancorp, Inc. Announces Stock Repurchase Program

STAMFORD, CT – July 29, 2016 (GLOBE NEWSWIRE) – Patriot National Bancorp, Inc. (the “Company”) (NASDAQ: PNBK) announced today that its board of directors has authorized a new stock repurchase program for the purpose of repurchasing up to 500,000 shares its common stock.

“This program reflects our commitment to enhance shareholder value and our confidence in the ongoing operating and strategic direction of the Company,” said Michael Carrazza, Patriot’s Chairman. Mr. Carrazza reaffirmed the Company is focused on executing a series of activities aimed at creating value for its shareholders.

Under the repurchase program, the Company may, but is not obligated to, repurchase its outstanding common stock in the open market from time to time provided that the Company complies with the prohibitions under its Insider Trading Policies and Procedures and the guidelines specified in Rule 10b-18 of the Securities Exchange Act of 1934, as amended, including certain price, market volume and timing constraints. Unless amended or extended by the Company’s board of directors, the Company expects the repurchase program to be in place until the earlier of July 31, 2017 or until 500,000 of the Company’s outstanding shares of common stock have been repurchased. The Company’s board of directors authorized the new repurchase program because it believes the recent share price, sector conditions and market volatility may cause the Company’s common stock to be undervalued from time to time. The timing and number of shares to be repurchased will depend on a number of factors, including market conditions and alternative investment opportunities. The Company has not repurchased any common shares and there are no assurances that it will engage in repurchases. If market conditions warrant, the Company now has the ability to take advantage of situations where the Company’s management believes share repurchases would be advantageous to the Company and to its shareholders.

About the Company

Patriot National Bancorp, Inc. is headquartered in Stamford, Connecticut and the Bank has 10 full service branches, eight in Connecticut and two in New York.

Since opening its doors in 1994, the Company’s mission has been to serve our local communities by helping our neighbors and neighborhood businesses thrive. All lending is handled locally and is specific to each borrower, and the commitment to local businesses goes further to connect, support and grow businesses in both the for-profit and nonprofit sectors, along with municipalities. Patriot believes a well-connected community is a strong community—and that together, all will prosper.